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                                                                 EXHIBIT (a)(16)


                                                                    NEWS RELEASE

          AMERICAN REALTY CONCLUDES TENDER OFFERS FOR COMMON SHARES OF
                 TRANSCONTINENTAL REALTY AND INCOME OPPORTUNITY

DALLAS, MARCH, 19, 2003 -- American Realty Investors (NYSE: ARL) announced Wednesday it has concluded the company's tender offers for all of the common shares of affiliates Transcontinental Realty Investors, Inc. (NYSE: TCI) and Income Opportunity Realty Investors, Inc. (AMEX: IOT). Based on information provided by American Stock Transfer and Trust Company, the Depositary for the tender offers, as of the expiration of the offer at 12:00 Midnight New York City time on March 18, 2003, 1.21 million shares of Transcontinental Common Stock and 258,470 shares of Income Opportunity Common Stock had been tendered and not withdrawn, representing 15.0 percent of Transcontinental Common Stock and 17.9 percent of Income Opportunity Common Stock.

Under the offers, the per share price to be paid is $17.50 for Transcontinental Realty Investors shares, for a total cost of $21,205,922, and $19.00 for Income Opportunity Realty Investors, shares for a total cost of $4,910,932, in each case if all shares tendered have been properly tendered pursuant to the terms of the respective offer. As previously announced, American Realty has waived the financing condition for the offers and will pay for all properly tendered shares with cash on hand.

Prior to the tender offers, American Realty Investors and its affiliates owned approximately 64.3 percent of the issued and outstanding common stock of Transcontinental Realty Investors and approximately 59.9 percent of the issued and outstanding common stock of Income Opportunity Realty Investors. Upon consummation of the offers, American Realty and its affiliates will hold approximately 79.3 percent of Transcontinental's 8,072,594 shares outstanding and hold approximately 77.9 percent of Income Opportunity's 1,438,945 shares outstanding.

American Realty Investors is a real estate investment company that holds a diverse portfolio of equity real estate located across the U.S., including office buildings, apartments, hotels, shopping centers and developed and undeveloped land. Transcontinental Realty Investors is a real estate investment company that invests in real estate similar to ARL's holdings. Income Opportunity Realty Investors is a real estate investment trust that invests in real estate. For more information on the companies, visit their websites at www.bcm-inc.com.

This news release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, which can be identified by the use of forward-looking terminology, such as "intend," "may," "will," "expect," "anticipate," "estimate," or "continue" or the use of the negative thereof or other variations thereon or comparable terminology. In particular, any statement expressed or implied, concerning future events is a forward-looking statement. There can be no assurance that any expectation expressed or implied herein will prove to be correct, or that any contemplated event or result will occur as anticipated.



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American Realty, page 2

THIS ANNOUNCEMENT IS NEITHER AN OFFER TO PURCHASE NOR A SOLICITATION OF AN OFFER TO SELL SHARES OF TRANSCONTINENTAL REALTY INVESTORS, INC. OR SHARES OF INCOME OPPORTUNITY REALTY INVESTORS, INC. AT THE TIME THE OFFER WAS COMMENCED, EACH ACQUIRING ENTITY FILED A TENDER OFFER STATEMENT AND EACH TARGET ENTITY FILED A SOLICITATION/RECOMMENDATION STATEMENT WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION WITH RESPECT TO THE OFFER. THE OFFER TO PURCHASE, THE RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER OFFER DOCUMENTS, AS WELL AS THE SOLICITATION/RECOMMENDATION STATEMENT, WERE MADE AVAILABLE TO ALL STOCKHOLDERS OF EACH TARGET ENTITY, AT NO EXPENSE TO THEM. THE TENDER OFFER STATEMENT (INCLUDING THE OFFER TO PURCHASE, THE RELATED LETTER OF TRANSMITTAL AND ALL OTHER OFFER DOCUMENTS FILED WITH THE COMMISSION) AND THE SOLICITATION/RECOMMENDATION STATEMENT ALSO IS AVAILABLE AT NO CHARGE AT THE COMMISSION'S WEBSITE AT WWW.SEC.GOV. THE TENDER OFFER STATEMENT AND RELATED MATERIALS MAY BE OBTAINED FOR FREE BY DIRECTING SUCH REQUESTS TO AMERICAN REALTY'S INFORMATION AGENT, GEORGESON SHAREHOLDER COMMUNICATIONS, INC. FOR TRANSCONTINENTAL INFORMATION, CALL TOLL-FREE (866) 423-4880. FOR INCOME OPPORTUNITY INFORMATION, CALL TOLL-FREE (866) 423-4879.

                                      # # #

Information Agent:  Georgeson Shareholder Communications, Inc.
                    Transcontinental Realty information: (866) 423-4880. Income Opportunity information: (866) 423-4879.

Media Contact:      Phyllis Wolper
                    Director, Investor Relations
                    (469) 522-4245
                    investor.relations@bcminc.com